UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RESOURCE CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

RESOURCE CAPITAL CORP.

712 Fifth Avenue         New York, NY 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, June 1, 2017

To the Stockholders of RESOURCE CAPITAL CORP.:

Notice is hereby given that the annual meeting of stockholders of RESOURCE CAPITAL CORP., a Maryland corporation, will be held at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, on Thursday, June 1, 2017, at 11:00 a.m. (the “Meeting”), for the following purposes:

1.	To elect the ten directors named in the enclosed proxy statement to serve until the next annual meeting of stockholders in 2018.

2.	To vote on a non-binding resolution to approve the compensation of our named executive officers (the “Say on Pay” vote).

3.	To vote on a non-binding proposal for the frequency of future advisory votes on the compensation of our named executive officers (the “Frequency of the Say on Pay” vote).

4.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Resource Capital Corp. for the fiscal year ending December 31, 2017.

5.	To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

We cordially invite all of our stockholders to attend the Meeting, though only stockholders of record at the close of business on April 13, 2017, which we refer to as the record date, will be entitled to vote. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania.

By order of the Board of Directors,

Michele R. Weisbaum, Secretary

April 21, 2017

YOUR VOTE IS IMPORTANT

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we are using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. This process provides stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and mailing these materials. Accordingly, on or about April 21, 2017, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to all stockholders of record on our books at the close of business on April 13, 2017, which is the record date for the Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

If you are a stockholder of record, you may vote in one of the following ways:

•	Vote over the Internet, by going to www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

•	Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have your Notice or proxy card in hand when you call);

•	Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the proxy card (signed and dated) in the envelope provided; or

•	Vote in person at the Meeting.

If your shares are held in “street name,” meaning that they are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote as soon as possible to ensure that your shares are represented at the Meeting.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2017: The proxy statement and our 2016 annual report are available at http://phx.corporate-ir.net/phoenix.zhtml?c=192004&p=proxy.

RESOURCE CAPITAL CORP.

712 Fifth Avenue        New York, NY 10019

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 1, 2017

ABOUT THE MEETING

Solicitation of Proxies. This proxy statement and the accompanying proxy are furnished to stockholders of Resource Capital Corp., which we refer to as the Company, in connection with the solicitation by our Board of Directors, which we refer to as the Board, of proxies for use at the 2017 annual meeting of stockholders of Resource Capital Corp., which we refer to as the Meeting, to be held on June 1, 2017, at 11:00 a.m. at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, and at any and all adjournments, postponements or continuations thereof.

Mailing Date. In accordance with rules and regulations adopted by the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless specifically requested. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy via the Internet, telephone or by mail. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about April 21, 2017.

Who Can Vote. Only holders of record of our common stock at the close of business on April 13, 2017 will be entitled to notice of and to vote at the Meeting. Each of the approximately 31,393,013 shares of our common stock outstanding on that date is entitled to one vote on each matter that comes before the Meeting.

How to Vote — Proxy Instructions. If you are a holder of record of Resource Capital Corp. common stock, you may vote your shares over the Internet, by telephone, by using a traditional proxy card or in person at the Meeting. Refer to the Notice of Internet Availability of Proxy Materials or your proxy or voting instruction card to see which options are available to you and how to use them. Stockholders who hold their shares in “street name” will receive a Notice of Internet Availability of Proxy Materials from the institution that holds their shares and should follow the voting instructions given by that institution.

You may specify whether your shares should be voted for all, some or none of the nominees for director (Proposal 1); you may specify whether your shares should be voted for, against or abstain on the approval of our 2016 executive compensation program (Proposal 2); in regard to the frequency vote on future approvals of our executive compensation programs (Proposal 3), you may choose to vote for annual, biennial or triennial advisory votes, or you may abstain; and you may specify whether your shares should be voted for, against or whether you abstain from ratifying the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 4).

If you do not vote your shares on the election of directors, your brokerage firm may not vote them for you; your shares will remain unvoted. Therefore, it is important that you vote your shares for all proposals, including Proposals 1, 2 and 3, each of which are viewed as non-routine matters for which brokerage firms may not vote for you without your instructions.

If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board, FOR: the election of all directors in Proposal 1, the approval of the Say on Pay vote in Proposal 2, a triennial Frequency Say on Pay vote in Proposal 3 and the ratification of the auditors in Proposal 4.

Broker Non-Votes. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Generally banks and brokers may vote their customers’ shares on proposals considered “routine” and may not vote their customers’ shares on proposals that are not considered “routine” if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. This means that if you do not directly vote your shares and you do not give your broker or nominee specific instructions on how to vote your shares, then your broker or nominee does not have authority to vote your shares with respect to such matters and your shares will not be voted on such matters. Proposals 1, 2 and 3 described below are not considered “routine” matters. Proposal 4 described below is considered a “routine” matter.

Revocation of Proxies. If you are a holder of record, you may revoke your proxy at any time before it is exercised in any of three ways:

1)	by submitting written notice of revocation to our Secretary;

2)	by submitting another proxy by mail that is later dated and properly signed; or

3)	by voting in person at the Meeting.

If your shares are held in street name, you must contact your broker or nominee to revoke and vote your proxy.

Quorum. A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the stockholders at the Meeting are present, in person or by proxy. Broker non-votes and abstentions are counted as present at the Meeting for purposes of determining the existence of a quorum, but because they are neither a vote cast in favor of, nor a vote cast opposing, a proposed action, abstentions and broker non-votes typically will not be counted as a vote cast on any matter, except with respect to matters subject to New York Stock Exchange approval standards where abstentions are deemed to be votes cast for New York Stock Exchange, or NYSE, compliance purposes.

Required Vote. The number of votes required to be elected as a director is dependent on whether an election is contested or uncontested. Our bylaws define an election as contested if there are more candidates for election than the number of directors to be elected. The election described in Proposal 1 below is an uncontested election. In order to be elected as a director in an uncontested election as described in Proposal 1 below, each director is elected by a majority of votes cast with respect to such director nominee at a meeting of stockholders duly called and at which a quorum is present. A “majority of votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the total number of votes cast with respect to that director’s election. Votes “cast” include votes “for” and votes “against”, but exclude abstentions and broker non-votes with respect to a director’s election. In the case of any contested election, our bylaws provide that directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present.

In order to approve our Say on Pay vote as described in Proposal 2, the Frequency of the Say on Pay vote as described in Proposal 3 and to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2017 as described in Proposal 4 below, the affirmative vote of the holders of at least a majority of the shares present in person or by proxy at the Meeting is required. Abstentions will have the effect of a vote against Proposals 2, 3 and 4. Proposals 2 and 3 are advisory and not binding on the Board or us.

Other Business. We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs. We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. Our directors, officers and employees may solicit proxies personally or by letter or telephone, but no director, officer or employee will be specially compensated for soliciting such proxies. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of our common stock at our expense.

Householding of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold common stock directly. Requests should be addressed to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219, Attention: Shareholder Services Department, or by calling 1-800-937-5449 (+1-718-921-8200 for foreign stockholders). We will promptly furnish a separate copy of the proxy statement upon a written or oral request by a stockholder currently subject to householding.

SECURITY OWNERSHIP

The following table sets forth the number and percentage of shares of common stock owned, as of April 13, 2017, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our present directors and nominees for director, (c) each of our named executive officers and (d) all of our executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days of April 13, 2017. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

Executive officers and directors(1)	Shares Owned	Percentage
Walter T. Beach (2)(3)	148,322	*
Jeffrey P. Cohen (2)	32,028	*
Andrew L. Farkas (2)(4)	780,641	2.49%
Richard L. Fore (2)	16,432	*
William B. Hart (2)	49,331	*
Gary Ickowicz (2)	17,544	*
Steven J. Kessler (2)	46,755	*
Murray S. Levin (2)	21,456	*
P. Sherrill Neff (2)	15,730	*
Henry R. Silverman	—	*
Stephanie H. Wiggins (2)	3,402	*
Eldron C. Blackwell (2)	6,946	*
David E. Bloom (2)	125,061	*
David J. Bryant (2)	73,130	*
Jonathan Z. Cohen	588,164	1.87%
Thomas C. Elliott (2)	78,969	*
Robert C. Lieber (2)	34,128	*
All executive officers and directors as a group (17 persons) (2)(5)	1,514,555	4.82%
Other owners of more than 5% of outstanding shares
Blackrock, Inc. (6)	2,824,475	9.00%
The Vanguard Group (7)	1,729,818	5.51%
Invesco Ltd. (8)	1,796,265	5.72%

*	Less than 1%.

(1)	The address for all of our executive officers and directors is c/o Resource Capital Corp., 712 Fifth Avenue, 12th Floor, New York, New York 10019.
(2)	Includes unvested restricted stock because each person has the right to vote and receive distributions on such shares.
(3)	Includes shares held by Beach Asset Management, LLC, Beach Investment Counsel, Inc. and/or Beach Investment Management, LLC, investment management firms for which Mr. Beach is a principal for themselves or accounts managed by them and for which Mr. Beach possesses investment and/or voting power. The address for these investment management firms is Five Tower Bridge, 300 Barr Harbor Drive, Suite 220, West Conshohocken, Pennsylvania 19428.
(4)	Includes 715,396 shares collectively held by Resource Capital Investor, Inc. and Resource Capital Manager, Inc., each of which is an indirect wholly-owned subsidiary of C-III Capital Partners LLC (“C-III”). C-III is externally managed by Island Capital Group LLC, through which the reporting person, as a principal, has investment discretion. Mr. Farkas disclaims beneficial ownership of these shares.
(5)	Excludes Mr. Jonathan Cohen, who effective September 8, 2016, resigned from his positions as our Chief Executive Officer and President as well as a director.
(6)	This information is based on Form 13G/A filed with the SEC on January 25, 2017. Blackrock Inc.’s address is 55 East 52nd Street, New York, New York 10022.
(7)	This information is based on Form 13G/A filed with the SEC on February 10, 2017. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(8)	This information is based on Form 13G filed with the SEC on February 14, 2017. Invesco Ltd.’s address is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309.

The following table sets forth the number and percentage of shares of our Series A preferred Stock, Series B preferred stock and Series C preferred stock owned, as of April 13, 2017, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of preferred stock, (b) each of our present directors and nominee for directors, (c) each of our named executive officers and (d) all of our executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days of April 13, 2017.

Executive officers and directors (1)	Series A Preferred Shares Beneficially Owned	Percentage	Series B Preferred Shares Beneficially Owned	Percentage	Series C Preferred Shares Beneficially Owned	Percentage
Walter T. Beach	—	*	—	*	—	*
Jeffrey P. Cohen	—	*	1,000	*	—	*
Andrew L. Farkas	21,276	1.99%	—	*	—	*
Richard L. Fore	—	*	—	*	—	*
William B. Hart	—	*	—	*	—	*
Gary Ickowicz	—	*	—	*	—	*
Steven J. Kessler	2,127	*	—	*	—	*
Murray S. Levin	—	*	—	*	—	*
P. Sherrill Neff	—	*	—	*	—	*
Henry R. Silverman	—	*	—	*	—	*
Stephanie H. Wiggins	—	*	—	*	—	*
Eldron C. Blackwell	—	*	—	*	—	*
David E. Bloom	—	*	—	*	—	*
David J. Bryant	—	*	2,000	*	—	*
Jonathan Z. Cohen	12,765	1.19%	—	*	—	*
Thomas C. Elliott	2,127	*	—	*	—	*
Robert C. Lieber	—	*	—	*	1,400	*
All executive officers and directors as a group (17 persons) (2)	25,530	2.39%	3,000	*	1,400	*
Other owners of more than 5% of outstanding shares
2nd Market Capital Advisory Corp. (3)	—	*	362,160	6.53%	—	*

*	Less than 1%

(1)	The address for all of our executive officers and directors is c/o Resource Capital Corp., 712 Fifth Avenue, 12th Floor, New York, New York 10019.
(2)	Excludes Mr. Jonathan Cohen who effective September 8, 2016 resigned from his positions as our Chief Executive Officer and President as well as a director.
(3)	This information is based on Form 13G/A filed with the SEC on February 2, 2017. 2nd Market Capital Advisory Corp.’s address is 650 N. High Point Road, Madison, Wisconsin 53717.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. Based solely on our review of the reports received by us, or representations from certain reporting persons that no Form 5 filings were required for those persons, we believe that, during fiscal 2016, our officers, directors and greater than 10% shareholders complied with all applicable filing requirements.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board, upon the recommendation of its Nominating and Governance Committee, has nominated Messrs. Walter T. Beach, Jeffrey P. Cohen, Andrew L. Farkas, William B. Hart, Gary Ickowicz, Steven J. Kessler, Murray S. Levin, P. Sherrill Neff, Henry R. Silverman and Ms. Stephanie H. Wiggins to serve as our directors until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. The stockholders have the right to annually elect all ten director nominees to our Board.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Beach, Cohen, Farkas, Hart, Ickowicz, Kessler, Levin, Neff, Silverman and Ms. Wiggins. The Board knows of no reason why any nominee would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person for director as the Nominating and Governance Committee of the Board may recommend in the place of such nominee. The Board recommends that stockholders vote “FOR” all of the nominees.

Information is set forth below regarding the principal occupation of each Board nominee. There are no family relationships among the nominees. Mr. Jeffrey P. Cohen, a director since September 2016, has no relationship to Mr. Jonathan Z. Cohen, our former Chief Executive Officer and President, or to Mr. Edward E. Cohen, a former director.

Nominees for Election

Walter T. Beach, age 50, has been a director since March 2005. Mr. Beach has been Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997. From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm where, beginning in 1994, he was responsible for the firm’s investment decisions for its principal equity product. Before that he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm, and an analyst at Industry Analysis Group, an industry and economic consulting firm. Mr. Beach has served as a director of The Bancorp, Inc., a publicly-traded (NASDAQ: TBBK) bank holding company, and its subsidiary bank, The Bancorp Bank, since 1999. Mr. Beach also served as a director of Institutional Financial Markets, Inc. and its predecessor, Cohen & Company, a publicly-traded (NYSE MKT: IFMI) financial services company specializing in credit related fixed income investments, from December 2009 to 2013.

Mr. Beach brings over 24 years’ of business and financial experience to the Board as well as over 17 years of collective service on various boards of directors. In addition, the Board will benefit from his extensive experience in finance and investment management as well as his strong financial background.

Jeffrey P. Cohen, age 49, has been a director since September 2016. Mr. Cohen has served as Executive Vice President of Resource America since September 2016. Mr. Cohen has served as an Executive Managing Director of C-III Capital Partners LLC (“C-III”), a fully diversified commercial real estate services and investment management company, since January 2011 and has primary responsibility for its mergers and acquisitions and corporate finance activities. Mr. Cohen has also served as the President of Island Capital Group (“Island Capital”), a leading real estate merchant bank that is the controlling parent company of C-III, since September 2006 and has been a principal of Island Capital since it was established in 2003. Prior to joining Island Capital in 2003, Mr. Cohen was an Executive Vice President of Insignia Financial Group (NYSE: IFS) from 1997 to 2003. Before joining Insignia, Mr. Cohen served as a corporate attorney with the New York City law firm of Rogers & Wells (now Clifford Chance) from 1993 to 1997 where he primarily worked on matters relating to mergers and acquisitions, capital markets and corporate finance. Mr. Cohen is a Trustee of Dean College in Franklin, MA and serves on its Executive Committee and Investment Committee.

Mr. Cohen brings to the Board extensive industry experience and strategic planning, executive management and financing experience. In addition, the Board will benefit from the depth and breadth of his experience in investments, mergers and acquisitions and corporate finance as well as his understanding of complex financial transactions.

Andrew L. Farkas, age 56, has been our Chairman since September 2016. Mr. Farkas has served as President and Chief Executive Officer of Resource America since September 2016. Mr. Farkas has served as Chief Executive Officer of C-III, a fully diversified commercial real estate services and investment management company, since it was founded in March 2010. Mr. Farkas has also served as the Managing Member, Chairman and Chief Executive Officer of Island Capital since May 2003. Prior to founding C-III, Mr. Farkas served as Chairman and Chief Executive Officer of Insignia Financial Group (NYSE: IFS), a global real estate services company that he founded in 1990. Mr. Farkas has served as a director of M-III Acquisition Corp. (NASDAQ: MIIIU) since 2016. Mr. Farkas also serves as Graduate Chairman of the Hasty Pudding Institute of 1770, a prestigious co-ed social institution at Harvard University.

Mr. Farkas brings to the Board over 35 years of real estate and investment experience. Mr. Farkas’ extensive experience in founding, operating and managing real estate companies enables him to provide valuable expertise to us and his business and industry experience add strategic vision to the Board to assist with our growth, operations and development. Mr. Farkas will be able to draw upon these diverse experiences to provide guidance and leadership.

William B. Hart, age 73, has been a director since March 2005. Mr. Hart was Chairman of the Board of Trustees of the National Trust for Historic Preservation from 1999 to 2004. He was also a director of Anthem, Inc. (now Wellpoint, Inc.), a publicly-traded (NYSE: WLP) health insurance company, from 2000 to 2004. Mr. Hart was Director of SIS Bancorp from 1995 to 2000. From 1988 to 1999, Mr. Hart served in various positions with Blue Cross/Blue Shield of New Hampshire, ending as Chairman of its Audit Committee and Chairman of its Board of Directors from 1996 to 1999. He also served as President of the Foundation for the National Capital Region, Washington, DC, from 1993 to 1996 and President of The Dunfey Group, a private investment firm, from 1986 to 1998. From 1986 to 1994 he was a director of First NH Banks where he was Chairman of the Audit Committee from 1992 to 1994.

Mr. Hart has extensive experience in finance and investment management, both as an officer and director of banks and insurance companies, as well as an officer of a private investment firm. Mr. Hart also brings significant experience from his prior service as a director of public and private companies.

Gary Ickowicz, age 61, has been a director since February 2007. Mr. Ickowicz has been the Managing Partner of IR Capital LLC, a real estate company that owns and operates real estate assets in the New York Metropolitan area since 2008. He was a Managing Principal of Lazard Freres Real Estate Investors, a manager of funds invested in debt and equity securities of North American real estate assets and enterprises, from 2001 to 2011. He was a director of Lazard Freres’s real estate investment banking unit from 1989 through 2001. Since 2000 he has been a director of Grant Street Settlement, and since 2002 he has been a director of NCC/Neumann, both not-for-profit developers of senior housing. From 2001 to 2011, he was a director of Commonwealth Atlantic Properties, Inc., a privately-held REIT. From 2001 to 2006 he was a director of Kimsouth, Inc., a joint venture with Kimco Realty Corporation, a publicly-traded (NYSE: KIM) REIT.

Mr. Ickowicz has broad real estate and real estate finance experience as a principal in the real estate operations of an international investment bank. The Board will also benefit from his prior experience as a director of a REIT and his experience as a director of several real estate ventures.

Steven J. Kessler, age 74, has been a director since November 2009 and served as our Chairman from November 2009 until September 2016. Mr. Kessler served as our Senior Vice President-Finance from September 2005 to November 2009 and, before that, served as our Chief Financial Officer, Chief Accounting Officer and Treasurer from March 2005 to September 2005. Mr. Kessler was Executive Vice President of Resource America from 2005 until September 2016 and was Chief Financial Officer from 1997 to December 2009 and Senior Vice President from 1997 to 2005. He was a Trustee of GMH Communities Trust, a then publicly-traded specialty housing REIT, from 2004 to 2008 when it was sold. He was Vice President-Finance and Acquisitions at Kravco Company, a shopping center developer and operator, from 1994 to 1997. From 1983 to 1993 he was employed as chief financial officer and chief operating officer by Strouse Greenberg & Co., a regional full service real estate company. Before that, he was a partner at Touche Ross & Co. (now Deloitte & Touche LLP), independent public accountants.

Mr. Kessler has a significant financial and accounting background in real estate as the former Chief Financial Officer of Resource America and, previously, as a principal financial officer for major operators of commercial real estate. Mr. Kessler also brings a deep knowledge of the Company resulting from his prior service as Chairman from 2009 to 2016 and as a member of the Investment Committee.

Murray S. Levin, age 74, has been a director since March 2005. Mr. Levin is a senior litigation partner at Pepper Hamilton LLP, a law firm with which he has been associated since 1970. Mr. Levin served as the first American president of the Association Internationale des Jeunes Avocats (Young Lawyers International Association), headquartered in Western Europe. He is a past president of the American Chapter and a member of the board of governors of the Union Internationale des Avocats (International Association of Lawyers), a Paris-based organization that is the world’s oldest international lawyers association.

Mr. Levin has a lengthy and diverse legal background and has practiced complex litigation for over 40 years. Having served as a corporate director and committee member in various capacities for 15 years, Mr. Levin offers a unique and invaluable perspective into corporate governance matters.

P. Sherrill Neff, age 65, has been a director since March 2005. Mr. Neff is a founding partner of Quaker Partners, a health care venture and growth equity fund manager, with which he has been associated since 2002. From 1994 to 2002, he was President, Chief Operating Officer and Chief Financial Officer, and from 1994 to 2003, a director of Neose Technologies, Inc., a then publicly-traded life sciences company. Mr. Neff previously held positions as a senior executive of U.S. Healthcare, a leading publicly traded healthcare company from 1992 to 1994; as a Managing Director in the Investment Banking Division of Alex. Brown & Sons, Inc. from 1984 to 1992; and as a corporate attorney at Morgan, Lewis & Bockius from 1980 to 1984. Mr. Neff was also a director of Resource America from 1998 to 2005. Mr. Neff is on the boards of directors of four Quaker Partners’ portfolio companies, including Cempra, Inc., a publicly-traded (NASDAQ: CEMP) pharmaceutical company, since 2011, and three other private portfolio companies. Mr. Neff was also a director of Amicus Therapeutics, a publicly-traded (NASDAQ: FOLD) biopharmaceutical company, from 2005 to 2011, and Regado BioSciences, Inc., a publicly traded (NASDAQ: RGDO) biopharmaceutical company, from 2012 until its merger into Tobira BioSciences, a publicly traded (NASDAQ: TBRA) biopharmaceutical company in 2015. Until 2013, he was a member of the board of directors of the National Venture Capital Association.

Mr. Neff has significant experience in investments, operations and finance as a principal or officer of a venture fund and a public company and, prior thereto, as an investment banker. The Board benefits from his investment expertise as well as his valuable financial experience.

Henry R. Silverman, age 76, was nominated to join the Board by the Nominating and Governance Committee in March 2017. Mr. Silverman has been the Managing Member, Chief Executive Officer and a principal owner of 54 Madison LLC, a real estate development company, since June 2015. From January 2012 to May 2015, Mr. Silverman served as the Global Head of Real Estate and Infrastructure at Guggenheim Partners, LLC, a private equity firm. From 2007 through 2011, Mr. Silverman was Chief Operating Officer, a director, Vice Chairman of the Board and a member of the Executive Committee of Apollo Global Management, a private equity firm. From 1990 through 2006, Mr. Silverman was Chairman of the Board and Chief Executive Officer of Cendant Corporation, a global provider of consumer and business services within the travel and residential real estate sectors. In 2006-2007, Mr. Silverman conceived and executed a plan to separate Cendant into nine individual, now public, companies. Prior to Cendant, Mr. Silverman served as Chief Investment Officer of two private equity funds, Reliance Capital Group from 1982 to 1989, and Blackstone Capital Partners I from 1989 through 1991. While at Reliance, Mr. Silverman founded Telemundo, the Spanish-language television network, where he served as Chairman and Chief Executive Officer from 1997 until 2002 when it was sold to General Electric. Mr. Silverman is Chairman of the Jacob K. Javits Convention Center and an Overseer of the NYU Langone Medical Center.

Mr. Silverman will bring over 50 years’ of business experience to the Board. Mr. Silverman has extensive experience as managing member, chief executive officer and a principal owner of a real estate development company as well as extensive operating and investment experience from his work with private equity firms. The Board will also benefit from Mr. Silverman’s business acumen, as demonstrated by his role in building Cendant Corporation into a multibillion dollar business services company.

Stephanie H. Wiggins, age 51, has been a director since June 2013. Ms. Wiggins has been Executive Vice President and Chief Investment Officer for the AFL-CIO Housing Investment Trust since 2000. From 1997 to 2000, Ms. Wiggins served in various positions at Prudential Mortgage Capital

Company, culminating as Director and Senior Investment Officer. She previously served as a Senior Underwriter and Review Appraiser at Green Park Financial (currently d/b/a Walker & Dunlop). Ms. Wiggins is a member of the Urban Land Institute, National Housing Conference and Mortgage Bankers Association of America. Ms. Wiggins also served in various capacities at Twelve Days of Christmas, Inc., a national non-profit organization, presently serving as Vice Chair of its board and co-chair of the corporate sponsorship committee.

Ms. Wiggins has nearly 30 years’ experience in the real estate finance arena. Ms. Wiggins brings to the Board her extensive real estate finance experience, including underwriting, originating and valuing income-producing real estate, as well as her valuable experience as an officer of several real estate companies.

Non-Director Executive Officers

Robert C. Lieber, age 62, has been our Chief Executive Officer and President since September 2016. Mr. Lieber has served as Executive Vice President of Resource America since September 2016. Mr. Lieber has served as an Executive Managing Director of both Island Capital and C-III since July 2010, after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development since January 2007. Prior to joining the Bloomberg administration, Mr. Lieber was employed by Lehman Brothers Holdings Inc. for 23 years, serving most recently as a Managing Director of a real estate private equity fund and previously as the Global Head of Real Estate Investment Banking. Mr. Lieber also serves as a director of ACRE Realty Investors Inc., a publicly-traded (NYSE MKT: AIII) commercial real estate company, a director of Tutor Perini Corporation, a publicly-traded (NYSE: TPC) general contracting and construction management company, and a director of Resource Innovation Office REIT, Inc., a non-traded real estate investment trust sponsored by Resource Real Estate, Inc. He served as a board member and secretary of the board as well as a trustee for the Urban Land Institute and formerly served as chairman of the Zell-Lurie Real Estate Center at The Wharton School, University of Pennsylvania.

David J. Bryant, age 59, has been our Senior Vice President, Chief Financial Officer and Treasurer since June 2006, and was our Chief Accounting Officer from 2006 to 2014. From 2005 to 2006 Mr. Bryant served as Senior Vice-President, Real Estate Services, at Pennsylvania Real Estate Investment Trust, a publicly-traded (NYSE: PEI) REIT principally engaged in owning, managing, developing and leasing malls and strip centers in the eastern United States. From 2000 to 2005, Mr. Bryant served as PEI’s Senior Vice President-Finance and Treasurer, and was its principal accounting officer. From 1994 to 2000, Mr. Bryant was Vice President-Finance and Controller at PEI and its predecessor, The Rubin Organization. Mr. Bryant is a non-active certified public accountant.

Michele R. Weisbaum, age 56, has been our Chief Legal Officer, Senior Vice President and Secretary since September 2016. Ms. Weisbaum has been Chief Legal Officer, Senior Vice President and Secretary of Resource Real Estate Opportunity REIT and Resource Real Estate Opportunity Advisor since June 2009, of Resource Real Estate Opportunity REIT II and Resource Real Estate Opportunity Advisor II since October 2012, of Resource Innovation Office REIT and Resource Innovation Office Advisor since June 2014, and of Resource Apartment REIT III and Resource REIT Advisor, LLC since July 2015. Ms. Weisbaum has also served as Senior Vice President, since January 2014, and General Counsel and Secretary, since August 2007, of Resource Real Estate. Previously she held the position of Vice President of Resource Real Estate from August 2007 to December 2013. She has also served as Vice President and Secretary of Resource Real Estate Management, LLC since August 2007. Ms. Weisbaum joined Resource Real Estate in October 2006 from Ledgewood Law, a Philadelphia-based law firm, where she practiced commercial real estate law from 1998 to 2006 as an associate and later as a partner of the firm. Prior to Ledgewood, from 1987 to 1998, Ms. Weisbaum was Vice President and Assistant General Counsel at the Philadelphia Stock Exchange.

Thomas C. Elliott, age 44, has been our Executive Vice President - Finance and Operations since February 2017 and was our Senior Vice President - Finance and Operations since September 2006 and,

prior to that, was our Chief Financial Officer, Chief Accounting Officer and Treasurer from September 2005 to June 2006. He was our Senior Vice President - Assets and Liabilities Management from June 2005 until September 2005 and, before that, served as our Vice President - Finance from March 2005. Mr. Elliott has been Chief Financial Officer of Resource America since December 2009, Executive Vice President since September 2016 and Senior Vice President since 2005. He was Senior Vice President- Finance and Operations of Resource America from 2006 to December 2009; Senior Vice President-Finance from 2005 to 2006 and Vice President - Finance from 2001 to 2005. From 1997 to 2001 Mr. Elliott was a Vice President at Fidelity Leasing, Inc., a former equipment leasing subsidiary of Resource America, where he managed all capital market functions, including the negotiation of all securitizations and credit and banking facilities in the U.S. and Canada. Mr. Elliott also oversaw the financial controls and budgeting departments.

Jeffrey D. Blomstrom, age 48, has been our Senior Vice President since March 2005. Mr. Blomstrom has been President of Resource Financial Fund Management, Inc., an asset management subsidiary of Resource America, since 2003. Mr. Blomstrom serves on the Advisory Committee to CVC Credit Partners L.P. and is a member of the credit committees of Northport Capital, LLC and Resource Real Estate Funding, Inc., Resource America’s middle market loan origination and commercial real estate loan origination subsidiaries, respectively. From 2001 to 2003 Mr. Blomstrom was a Managing Director at Cohen and Company, an investment bank specializing in the financial services sector. From 2000 to 2001 he was Senior Vice President of iATMglobal.net, Inc., an ATM software development company. Mr. Blomstrom was, from 1999 to 2000, an associate at Covington & Burling, a law firm, where he focused on mergers and acquisitions and corporate governance.

David E. Bloom, age 52, has been our Senior Vice President - Real Estate Investments since March 2005. Mr. Bloom has been Senior Vice President of Resource America since 2001. He has also been President of Resource Real Estate, Inc., a wholly-owned real estate subsidiary of Resource America, since 2004 and was President of Resource Capital Partners, a wholly-owned real estate subsidiary of Resource America, from 2002 to 2006. From 2001 to 2002 he was President of Resource Properties, a former real estate subsidiary of Resource America. Prior to joining Resource America, Mr. Bloom was a Senior Vice President of Colony Capital, LLC, a real estate private equity fund manager, as well as a Principal of Colony Capital Asia Pacific from 1998 through 2002. From 1998 through 1999, he was a Director of Sonnenblick-Goldman Company, a real estate investment bank. From 1993 through 1998, he practiced law at Willkie Farr & Gallagher in New York and Drinker Biddle & Reath in Philadelphia. He began his real estate career in 1987 as an Acquisitions and Development Associate with Strouse, Greenberg & Company, a regional full-service real estate company. Mr. Bloom is a former member of the Board of Trustees of Ursinus College.

Eldron C. Blackwell, age 38, has been our Vice President and Chief Accounting Officer since March 2014. Mr. Blackwell was the Assistant Controller for New Penn Financial, LLC, a residential mortgage lender, from March 2013 to March 2014. From September 2001 to March 2013, he was a Senior Manager in the audit practice of the global accounting firm Grant Thornton LLP. Mr. Blackwell serves as board chair for Build the Future Education Collaborative in Philadelphia.

Other Significant Employees

The following sets forth certain information regarding other significant employees of Resource Capital Manager, Inc. (our “Manager”) and Resource America who provide services to us:

Kyle Geoghegan, age 48, has been our Senior Vice President - Loan Originations since 2007. Mr. Geoghegan has been a Managing Director of Resource Real Estate Funding, Inc., a real estate subsidiary of Resource America, since July 2006. Mr. Geoghegan co-manages the whole loan origination platform for Resource Real Estate Funding and is based in Los Angeles. Mr. Geoghegan worked at Bear Stearns from January 1998 to May 2006, serving as a Managing Director who co-managed the Bear Stearns Commercial Mortgage office in Los Angeles. Prior to joining Bear Stearns, Mr. Geoghegan spent four years as a real estate loan officer at PNC Bank in Philadelphia, PA, primarily originating construction and bridge loans.

Darryl Myrose, age 43, has been our Senior Vice President - Loan Originations since 2007. Mr. Myrose has been a Managing Director of Resource Real Estate Funding since July 2006. Mr. Myrose co-manages the whole loan origination platform for Resource Real Estate Funding and is based in Los Angeles. Mr. Myrose worked at Bear Stearns from April 1996 to May 2006, serving as a Managing Director who co-managed the Bear Stearns Commercial Mortgage office in Los Angeles. Prior to joining Bear Stearns, Mr. Myrose was employed with Clarion Advisors (formerly Jones Lang Wootton Realty Advisors) where he was an asset management analyst.

Joan M. Sapinsley, age 65, has been our Senior Vice President - CMBS since 2007. Ms. Sapinsley has been a Managing Director of Resource Real Estate Funding since July 2007 and manages our CMBS portfolio. Prior to transferring to Resource Real Estate Funding, she served as Managing Director of Resource Financial Fund Management, Inc. from February 2007 until July 2007. Prior to joining Resource Financial Fund Management, Ms. Sapinsley was a Managing Director at Teachers Insurance and Annuity Association (TIAA), where she worked from 1992 through 2006 purchasing CMBS. She was responsible for all single borrower and single asset CMBS, as well as subordinate CMBS and B notes. She also directed TIAA’s conduit origination and securitization activities. Before TIAA, Ms. Sapinsley was a Director in the Financial Services Group of Cushman & Wakefield, a global commercial real estate company, and a real estate consultant at Laventhol & Horwath, an accounting firm.

CORPORATE GOVERNANCE

Our Board of Directors and Its Committees

Our common stock is listed on the NYSE under the symbol “RSO,” and we are subject to the NYSE’s listing standards. The Board has determined that each of Messrs. Beach, Hart, Ickowicz, Levin, Neff, Silverman and Ms. Wiggins satisfies the requirement for independence set out in Section 303A.02 of the rules of the NYSE and that each of these directors has no material relationship with us (other than being a director and/or a stockholder). In making its independence determinations, the Board sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his or her immediate family or affiliates and our Company and our affiliates and did not rely on categorical standards other than those contained in the NYSE rules.

The Board held a total of 12 meetings during fiscal 2016. Each of the directors attended at least 75% of the total number of meetings of the Board and of the committees on which he or she served during fiscal 2016.

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Investment Committee. All of the members of each committee, other than the Investment Committee, are “independent” directors as that term is defined in the NYSE’s listing standards.

As set forth in our Corporate Governance Guidelines and in accordance with NYSE listing standards, the non-management directors have the opportunity to meet in executive sessions quarterly without management. The director who presides at these meetings is rotated among the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee in the following order: Audit Committee chairman, Compensation Committee chairman and Nominating and Governance Committee chairman. Interested parties wishing to communicate directly with the non-management directors may contact the chairman of the Audit Committee, P. Sherrill Neff, at Quaker BioVentures, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104.

Audit Committee. The Audit Committee reviews the scope and effectiveness of audits by the internal and independent accountants, is responsible for the engagement of independent accountants and reviews the adequacy of our internal financial controls. Members of the committee since the last annual meeting are Messrs. Neff (Chairman), Beach, Hart and Ms. Wiggins. The Board has determined that each member of the Audit Committee meets the independence standards for Audit Committee members set forth in the NYSE listing standards and in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that Messrs. Beach and Neff each qualifies as an “audit committee financial expert” as that term is defined in the NYSE and Exchange Act rules and regulations. The committee held five meetings during fiscal 2016. The Audit Committee charter is available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who requests it.

Compensation Committee. The principal functions of the Compensation Committee are to:

•	review the compensation payable to our directors;

•	review the compensation and fees payable to our Manager under our management agreement; and

•	administer the issuance of any stock or stock options issued to our employees and/or the employees of our Manager or its affiliates who perform services for us.

Under our management agreement with our Manager, our Manager assumes principal responsibility for managing our affairs and providing the personnel that we need to conduct our operations. Our Manager and its affiliates are responsible for paying the compensation of all such personnel and, consequently, such personnel do not receive separate compensation from us. However, we reimburse our Manager for all of the wages, salary and benefits established and paid by our Manager or an affiliate to our Chief Financial Officer, Chief Accounting Officer and several accounting and tax professionals and 50% of the salary and benefits of an investor relations officer. Up until September 8, 2016, we also reimbursed Resource America for all of the compensation and benefits of our Chairman of the Board.

The members of the committee since the last annual meeting are Messrs. Beach (Chairman), Levin and Neff. The committee held four meetings during fiscal 2016. The Compensation Committee Charter is available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who requests it.

Nominating and Governance Committee. The principal functions of the Nominating and Governance Committee are to:

•	assist us in maintaining an effective and knowledgeable Board, including assisting the Board by identifying individuals qualified to become directors and recommending to the Board the director nominees for the next annual meeting of stockholders and the directors to be appointed to the Audit, Compensation and Nominating and Governance Committees; and

•	develop and recommend for the Board’s consideration governance guidelines for us.

The committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a recommended nominee. The committee seeks to ensure that the members of the Board and each committee satisfies all relevant NYSE listing standard requirements, applicable laws and requirements of our governance documents. The committee seeks to achieve a mixture of skills that are related to our business. The nature of the specific qualifications, qualities or skills that the committee may look for in any particular director nominee is dependent on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board.

The Nominating and Governance Committee identifies director nominees by first evaluating the current members of the Board willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, if the Nominating and Governance Committee or Board decides not to re-nominate a member for re-election or if we decide to expand the Board, then the committee identifies the desired skills and experience of a new nominee consistent with the Nominating and Governance Committee’s criteria for Board service. Current members of the Board and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.

The members of the Nominating and Governance Committee since the last annual meeting are Messrs. Levin (Chairman), Beach and Hart. The committee held one meeting during fiscal 2016. Our Corporate Governance Guidelines and Nominating and Governance Committee charter are both available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who so requests it.

Stockholder Recommendations for Director Nominees. The Nominating and Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third-party search firms and other sources. In evaluating candidates, the committee considers the attributes of the candidate (including skills, experience, international versus domestic background, diversity and legal and regulatory requirements) and the mixture of skills and experience of the members of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying candidates beyond being committed to ensuring that no person would be excluded from consideration for service as a director as a result of their gender, race, religion, creed, sexual orientation or disability. The committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals for the 2018 Annual Meeting.” Recommendations should include the following:

•	such information as may be reasonably necessary to determine whether the director candidate is independent from the stockholder that has recommended the candidate;

•	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Board; and

•	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the NYSE.

The Board may also request such additional information concerning the proposed nominee as may be reasonably required to determine whether each person recommended by a stockholder meets the criteria discussed above and to enable us to make appropriate disclosures to stockholders.

Investment Committee. The Investment Committee reviews and approves our proposed investments under $45.0 million, and the Board as a whole reviews and approves our proposed investments equal to or in excess of $45.0 million and all credit facilities or financing with recourse to us and is advised of Company investments approved by the Investment Committee equal to or in excess of $30.0 million for informational purposes. The members of the committee since the last annual meeting are Messrs. Farkas (Chairman), Beach, Fore, Ickowicz and Kessler. Prior to Mr. Jonathan Cohen’s resignation in September 2016, Mr. Jonathan Cohen served as Chairman of the Investment Committee. The committee held seven meetings during fiscal 2016.

Communication with the Board. The Board has established a process for stockholders to send communications to it. Stockholders may communicate with the Board, or any director or committee chairperson, by writing to such parties in care of Michele R. Weisbaum, Senior Vice President, Chief Legal Officer and Secretary, Resource Capital Corp., 712 Fifth Avenue, New York NY 10019. Communications addressed to the Board generally will be forwarded either to the appropriate committee chairperson, all directors or the individual directors to whom the communication is addressed. Communications may be submitted confidentially and anonymously. Under certain circumstances, we may be required by law to disclose the information or identity of the person submitting the communication. No action was taken by the Board as a result of any communication received during fiscal 2016 from a stockholder. Some concerns communicated to the Board also may be referred to our internal auditor or our Chief Legal Officer. The Chairman of the Board or the Chairman of the Audit Committee may direct that concerns be presented to the Audit Committee, or to the full Board, or that they otherwise receive special treatment, including retention of external counsel or other advisors.

Attendance at Annual Meetings. We do not have a formal policy regarding Board member attendance at our annual meeting of stockholders. All but one of our Board members attended last year’s annual meeting of stockholders, and we anticipate that all of them will attend the Meeting.

Board Leadership Structure and Role in Risk Oversight

We have no specific policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Currently, Andrew L. Farkas serves as Chairman of the Board and Robert C. Lieber serves as Chief Executive Officer. Prior to September 8, 2016, Steven J. Kessler served as Chairman and Jonathan Z. Cohen served as Chief Executive Officer. The Board believes that our Corporate Governance Guidelines provide it with appropriate flexibility to determine from time to time the leadership structure that best enables us to pursue our business strategies and goals. The Board believes that the most effective leadership structure at the present time is to have separate Chairman of the Board and Chief Executive Officer positions because this allows the Board to benefit from having two strong voices bringing separate views and perspectives to meetings and gives us the benefit of the significant expertise that both Messrs. Farkas and Lieber have in finance and real estate.

Risk management, led by our officers and the Board, is a company-wide function that is responsible for an integrated effort to identify, assess and manage risks that may affect our ability to execute on our business strategy and fulfill our business objectives. The Board’s role is to oversee this function. The Audit Committee enhances the Board’s oversight of risk management. The Audit Committee’s role is also one of oversight, recognizing that management is responsible for executing our risk management policies. The Audit Committee’s responsibilities include discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also discusses guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also oversees our internal audit function and is responsible for monitoring the integrity, and ensuring the transparency, of our financial reporting processes and systems of internal controls regarding finance, accounting and regulatory compliance. The Audit Committee incorporates its risk oversight function into its regular reports to the Board.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to all directors, officers and employees. We will provide to any person without charge, upon request, a copy of our code of business conduct and ethics. Any such request should be directed to us as follows: Resource Capital Corp., 712 Fifth Avenue, New York, NY 10019, Attention: Secretary. Our code of business conduct and ethics is also available on our website at www.resourcecapitalcorp.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Messrs. Beach, Levin and Neff during fiscal 2016. None of such persons was an officer or employee of ours or any of our subsidiaries or affiliated companies during fiscal 2016, or was formerly an officer or employee of ours. None of our executive officers was a director or executive officer of any entity of which any member of the Compensation Committee was a director or executive officer during 2016.

Report of the Audit Committee

The Audit Committee has approved the following report.

In connection with its function of overseeing and monitoring Resource Capital Corp.’s financial reporting process, and the filing of Resource Capital Corp.’s annual report on Form 10-K for the year ended December 31, 2016, or the annual report, the Audit Committee has:

•	reviewed and discussed Resource Capital Corp.’s consolidated financial statements to be included in the annual report with Resource Capital Corp.’s management;

•	discussed with Resource Capital Corp.’s independent registered public accounting firm, Grant Thornton, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T;

•	received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton’s independence; and

•	recommended to the Board of Directors that the consolidated audited financial statements be included in the annual report.

The Audit Committee has provided this report. This report shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, except to the extent Resource Capital Corp. specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board of Directors:

P. Sherrill Neff, Chairman

Walter T. Beach

William B. Hart

Stephanie H. Wiggins

2016 NON-EMPLOYEE DIRECTOR COMPENSATION

Our 2016 compensation package for independent directors was comprised of cash (annual retainer) and restricted stock awards. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our stockholders. Our compensation package is also designed to create alignment between our directors and our stockholders through the use of equity-based grants. For 2016, the Board approved compensation for each independent director consisting of an annual cash retainer of $65,000 and an annual restricted stock award valued at approximately $35,000 on the date of grant, which is the anniversary of the date on which each independent director became a director. In addition, the members of the Investment Committee (Messrs. Beach, Ickowicz and Fore) each received an additional $100,000 in cash, the members of the Audit Committee (Messrs. Neff, Beach, Hart and Ms. Wiggins) each received an additional $10,000 in cash and the members of the Compensation Committee (Messrs. Beach, Levin and Neff) each received an additional $5,000 in cash. In addition, the chairmen of the Audit Committee and the Compensation Committee (Messrs. Neff and Beach, respectively) each received an additional restricted stock award valued at approximately $5,000.

Up until September 2016, we also reimbursed Resource America for all of the wages, salary and benefits established and paid by Resource America to our then Chairman of the Board, Mr. Kessler. In fiscal 2016, we reimbursed Resource America $254,002 for Mr. Kessler’s compensation and related business expenses. Neither Mr. Kessler nor Mr. E. Cohen, a former board member, had any restricted shares vest in 2016.

The following table sets forth director compensation for each of our independent directors, as well as Mr. E. Cohen, a former director and our former Chairman of the Board, for 2016:

DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash		Stock Awards(2)	All Other Compensation(3)	Total
Walter T. Beach	$180,000		$39,994	$5,576	$225,570
Richard L. Fore	$165,000		$34,991	$4,780	$204,771
William B. Hart	$75,000		$34,992	$4,879	$114,871
Murray S. Levin	$70,000		$34,992	$4,879	$109,871
P. Sherrill Neff	$100,000	(4)	$39,994	$5,576	$125,570
Gary Ickowicz	$165,000		$34,997	$5,074	$205,071
Stephanie H. Wiggins	$75,000		$34,991	$4,054	$114,045
Andrew L. Farkas	—		—	—	—
Jeffrey P. Cohen	—		—	—	—
Edward E. Cohen(5)	—		—	—	—
Steven J. Kessler(6)	$56,000		$34,989	$1,157	$92,146

(1)	Table excludes Mr. Jonathan Cohen, a NEO (as defined below), whose compensation is set forth in the Summary Compensation Table and who effective September 8, 2016 resigned from his positions as our Chief Executive Officer and President as well as a director.
(2)

This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date. On February 1, 2016, Mr. Ickowicz was granted 3,421 restricted shares valued at $10.23 per share, the closing price on that day. On March 8, 2016, Messrs. Beach and Neff were each granted 3,710 restricted shares and Messrs. Hart and Levin were each granted 3,246 restricted shares valued at $10.78 per share, the closing price on that day. On March 14, 2016, Mr. Fore was granted 3,158 restricted shares valued at $11.08, the closing price on that day. On June 6, 2016, Ms. Wiggins was granted 2,702 restricted shares valued at $12.95 per share, the closing price on that day. On September 29, 2016, Mr. Kessler was granted 2,755 restricted shares valued at $12.70 per share, the closing price on that day. The above represents all of the unvested restricted stock held by our Board at December 31, 2016.
(3)	Represents dividend payments on restricted shares.
(4)	Includes $20,000 that Mr. Neff received to serve as lead independent director of the special committee of independent directors in connection with the change of control of our Manager in connection with the acquisition of Resource America by C-III.
(5)	Effective September 8, 2016, Mr. E. Cohen resigned from our Board.
(6)	Excludes $254,002 paid to Mr. Kessler by Resource America and reimbursed by us for his employment during 2016, which ended on September 8, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program for 2016. We use this program to attract, motivate and retain our named executive officers (“NEOs”) and other executives. In particular, we will explain how the Compensation Committee of the Board made 2016 compensation decisions for our 2016 NEOs:

•	Robert C. Lieber, our Chief Executive Officer and President;

•	Jonathan Z. Cohen, our former Chief Executive Officer and President;

•	David J. Bryant, our Senior Vice President, Chief Financial Officer and Treasurer;

•	Thomas C. Elliott, our Executive Vice President - Finance and Operations;

•	David E. Bloom, our Senior Vice President - Real Estate Investments; and

•	Eldron C. Blackwell, our Vice President and Chief Accounting Officer.

Objectives of Our Compensation Program

We are externally managed by our Manager pursuant to a management agreement among our Manager, Resource America and us. All of our NEOs, other than Mr. Lieber who is an employee of C-III, are employees of Resource America or our Manager. We have not paid, and do not intend to pay, any cash compensation to our NEOs. We do reimburse Resource America for the wages, salary and benefits paid to our Chief Financial Officer and Chief Accounting Officer and did reimburse Resource America for the wages, salary and benefits that it paid to our former Chairman until he resigned his employment in September 2016. Our Compensation Committee has, from time to time, granted equity awards in the form of restricted stock to our NEOs pursuant to our Amended and Restated Omnibus Equity Compensation Plan. These awards are designed to align the interests of our NEOs with those of our stockholders, by correlating their compensation to the performance of our stock and by allowing them to share in the creation of value for our stockholders through stock price appreciation and dividends. These equity awards are subject to time-based vesting requirements designed to promote the retention of management, incentivize long term objectives and achieve strong performance for us. These awards further provide us flexibility in our ability to enable Resource America to attract, motivate and retain talented individuals for our Manager.

Setting Executive Compensation

Our NEOs are employees of Resource America or C-III. The base salaries and cash incentive compensation paid to our Chief Financial Officer and Chief Accounting Officer are recommended by our Chief Executive Officer to the Compensation Committee for approval. The determination of the base salary and cash incentive compensation paid to our other NEOs is made solely by Resource America and/or C-III, as applicable. These analyses and determinations for our NEOs’ compensation are not based upon any particular compensation matrix or formula, but are instead based upon qualitative evaluations of their contributions to the Company. Because we pay fees to our Manager pursuant to the management agreement, we believe that an unspecified portion of the base salary and cash incentive compensation paid to our NEOs is derived from such fees paid by us. We do not control how such fees are allocated by Resource America or C-III. We disclose the cash amounts paid by Resource America to our Chief Financial Officer and Chief Accounting Officer (for which we reimburse Resource America), our only two NEOs who devote their full business time to our affairs, in the Summary Compensation Table below.

Our Chief Executive Officer’s incentive stock compensation is determined by the Compensation Committee. All other grants of Resource Capital Corp.’s incentive stock compensation are recommended by our Chief Executive Officer for approval by our Compensation Committee. Our Chief Executive Officer provides the Compensation Committee with key elements of our NEOs’ performance during the year and their contribution to the Company to assist the committee in its determinations and approvals. Our Chief Executive Officer, at the Compensation Committee’s request, might attend committee meetings to provide insight into our NEOs’ performance.

Prior to the acquisition of Resource America by C-III, Resource America would determine the base salary, cash incentive compensation and grants of Resource America equity that were paid to our NEOs. When Resource America made its determination of the amount of compensation it would award to one of our NEOs, including in particular the amount of Resource America securities that it would grant as equity incentive compensation, Resource America would consider, but did not determine or control, the amount of Resource Capital Corp.’s securities we proposed to grant as equity incentive compensation. Similarly, prior to the acquisition of Resource America by C-III, when determining the amount of equity incentive compensation we granted to one of our NEOs, our Compensation Committee considered, but did not determine, the compensation that Resource America proposed to grant to that NEO, including Resource America’s grant of Resource America securities as equity incentive compensation. Prior to the acquisition of Resource America by C-III, the respective Compensation Committees of our Company and Resource America would base their analyses and determinations upon recommendations submitted by Jonathan Z. Cohen, the former chief executive officer of our Company and of Resource America, for all of our NEOs other than himself. Resource America’s Compensation Committee determined the amount of compensation Resource America awarded Mr. Jonathan Cohen, while our Compensation Committee determined the amount of any Resource Capital Corp. incentive stock compensation awarded to Mr. Jonathan Cohen. These analyses and determinations were not based upon any particular compensation matrix or formula, but instead were based upon qualitative evaluations by the Compensation Committee and, prior to the acquisition of Resource America by C-III, Mr. Jonathan Cohen. Our Compensation Committee historically did not make recommendations to Resource America as to the amount of compensation Resource America granted to our NEOs, nor did Resource America’s Compensation Committee make recommendations to us regarding the amount of equity incentive compensation awarded by us to our NEOs.

Our Compensation Committee operates under a written charter adopted by our Board, a copy of which is available on our website at www.resourcecapitalcorp.com. Our Compensation Committee determines compensation amounts after the end of our fiscal year and makes equity awards shortly thereafter. Our Compensation Committee has the discretion to issue equity awards at other times during our fiscal year.

Elements of Our Compensation Program

As described above, our NEOs do not receive cash compensation from us, although beginning in October 2009, we agreed to reimburse Resource America for the wages, salary and benefits of our Chief Financial Officer and in March 2014, we agreed to reimburse Resource America for the wages, salary and benefits of our Chief Accounting Officer. In addition, we reimbursed Resource America for the wages, salary and benefits of our former Chairman from February 2010 through September 2016. Our Compensation Committee has, from time to time, granted equity awards in the form of restricted stock to our NEOs pursuant to our Amended and Restated Omnibus Equity Compensation Plan.

Grants of restricted stock reward stockholder value creation slightly differently than stock options. Restricted stock is impacted by all stock price changes, both increases and decreases. Restricted stock generally vests 33.33% per year and includes a right to receive dividends on unvested shares. Effective August 31, 2015, we completed a one-for-four reverse stock split of our outstanding common stock. All share amounts shown give retroactive effect to the reverse stock split for all periods presented for comparison purposes.

How We Determined 2016 Compensation

As discussed above, our Compensation Committee believes that it is important for our NEOs, who are employees of Resource America or C-III, to remain significantly aligned with the interests of our stockholders. Accordingly, we have traditionally made grants of restricted stock to such NEOs.

The restricted stock grants vest 33.33% per year over three years and have full voting and dividend rights. Our Compensation Committee analyzed the management agreement and reviewed how our operating costs compared to other REITs’ operating costs. Our Compensation Committee also considered our growth, complexity and performance. The Committee also considered the amount of our restricted stock that had been granted in recent years. In particular, the Compensation Committee desired to continue to build alignment between key employees of our Manager and our stockholders, provide meaningful incentive for the retention of such key employees and ensure that total compensation paid to our Manager and its employees is consistent with competitors in the commercial real estate lending industry. In January 2017, our Compensation Committee approved the awards discussed below for 2016, based upon our performance and the individual performance of our NEOs. In particular, this year our Compensation Committee focused on the efforts to reposition the Company, design and begin implementing a strategic plan to focus our strategy on commercial real estate (CRE) debt investments, dispose of certain legacy CRE debt investments, dispose of non-core assets and establish a dividend policy based on sustainable earnings. Our Compensation Committee also considered our ability to successfully originate, manage and finance quality investment products.

Upon our CEO’s recommendation, other than for himself, our Compensation Committee in January 2017 approved the following awards for fiscal 2016:

•	Mr. Lieber was awarded 18,028 shares of restricted stock for fiscal 2016.

•	Mr. Elliott was awarded 18,028 shares of restricted stock for fiscal 2016, which had the same aggregate dollar value as the 14,691 shares of restricted stock awarded for fiscal 2015.

•	Mr. Bloom was awarded 21,033 shares of restricted stock for fiscal 2016, which had the same aggregate dollar value as the 17,140 shares of restricted stock awarded for fiscal 2015.

•	Mr. Bryant was awarded 12,019 shares of restricted stock for fiscal 2016, which had the same aggregate dollar value as the 10,515 shares of restricted stock awarded for fiscal 2015.

•	Mr. Blackwell was awarded 3,605 shares of restricted stock for fiscal 2016, a $10,000 increase in the aggregate dollar value over the value of the 2,103 shares of restricted stock awarded for fiscal 2015.

Compensation and Risks

We believe that the risks material to our business are those that derive from broad-based economic trends and specific trends relating to particular loans, assets securing such loans and properties we hold. We do not believe that these risks are materially affected by, or materially arise from our compensation policies, as our compensation is in the form of equity grants which typically vest over time. We believe that this encourages our executives to focus on sustained share price appreciation, rather than short-term results. Moreover, risk behavior is a factor considered in all performance assessments.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis prepared by management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis prepared by management be included in this Proxy Statement and incorporated by reference into our 2016 annual report on Form 10-K.

The Compensation Committee of the Board of Directors:

Walter T. Beach, Chairman

Murray S. Levin

P. Sherrill Neff

EXECUTIVE COMPENSATION

Executive Compensation Summary

The following table sets forth certain information concerning the compensation earned for fiscal years ended December 31, 2016, 2015 and 2014 for our NEOs:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus		Stock Awards(3)	All Other Compensation(4)		Total
Robert C. Lieber	2016	$—		—		—	—		—
Chief Executive Officer and President
Jonathan Z. Cohen(7)	2016	—		—		$199,993	$253,061		$453,054
Former Chief Executive Officer and	2015	—		—		$1,999,997	$566,919		$2,566,916
and President and Director	2014	—		—		$1,249,998	$439,782		$1,689,780
David J. Bryant	2016	$275,000	(1)	$300,000	(1)	$99,998	$84,933	(2)	$759,931
Senior Vice President	2015	$275,000	(1)	$300,000	(1)	$99,996	$29,657		$704,653
Chief Financial Officer and Treasurer	2014	$275,000	(1)	$265,000	(1)	$49,997	$46,836		$636,833
Thomas C. Elliott	2016	—		—		$149,995	$57,908		$207,903
Executive Vice President–
Finance and Operations
David E. Bloom	2016	—		—		$174,999	$40,199		$215,198
Senior Vice President–	2015	—		—		$149,996	$73,466		$223,462
Real Estate Investments	2014	—		—		$299,997	$115,752		$415,749
Eldron C. Blackwell	2016	$199,827	(5)	$65,000	(5)	$20,000$	$33,852	(6)	$318,679
Vice President and
Chief Accounting Officer

(1)	Mr. Bryant’s salary and bonus were paid by Resource America. We began to reimburse Resource America for Mr. Bryant’s salary and bonus in October 2009. Amounts represent salary and bonus earned for the years indicated, but may not have been paid in full in the respective years.
(2)	Includes a $50,000 retention bonus that was not reimbursed by us, a $10,600 matching contribution under Resource America’s 401(k) plan as well as payment for parking.
(3)	Grant date fair value, valued in accordance with FASB Accounting Standards Codification Topic 718 as the closing price of our common stock on the grant date.
(4)	Represents dividend payments on unvested restricted shares.

(5)	Mr. Blackwell’s salary and bonus were paid by Resource America. We began to reimburse Resource America for Mr. Blackwell’s salary and bonus in March 2014. Amounts represent salary and bonus earned for the years indicated, but may not have been paid in full in the respective years.
(6)	Includes a $25,000 retention bonus that was not reimbursed by us as well as a matching contribution under Resource America’s 401(k) plan.
(7)	Effective September 8, 2016, Mr. Jonathan Cohen resigned from his positions as our Chief Executive Officer and President as well as a director.

GRANTS OF PLAN-BASED AWARDS TABLE

During 2016, we made restricted stock awards to our NEOs. There were no stock options granted during 2016. The following table sets forth information with respect to each of those awards on a grant-by-grant basis. Dividends are payable on awards of our stock, which vest 33.33% per year over a three year period after the date of grant.

Name	Grant Date (1)	All Other Stock Awards: Number of Shares of Stock (#) (2)	Grant Date Fair Value of Stock Awards(3)
Jonathan Z. Cohen	2/5/2016	19,588	$199,993
Robert C. Lieber	—	—	$—
David J. Bryant	1/21/2016	10,515	$99,998
Thomas C. Elliott	2/5/2016	14,691	$149,995
David E. Bloom	2/5/2016	17,140	$174,999
Eldron C. Blackwell	1/21/2016	2,103	$20,000

(1)	These restricted stock awards were granted in 2016 but relate to fiscal 2015 compensation.
(2)	Does not include shares of restricted stock granted in 2017 as compensation earned for fiscal 2016 as follows: Mr. Lieber - 18,028 shares; Mr. Bryant - 12,019 shares; Mr. Elliott – 18,028 shares; Mr. Bloom - 21,033 shares; and Mr. Blackwell – 3,605 shares.
(3)	Based on the closing price of our stock on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2016:

•	Restricted stock awards; and

•	Resource America restricted stock awards allocable to services performed for us.

The following table sets forth information with respect to these awards:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6)
Jonathan Z. Cohen(1)	—		$—
Robert C. Lieber	—		$—
David J. Bryant	706	(2)	$5,881
	3,423	(3)	$28,514
	10,515	(4)	$87,590
Thomas C. Elliott	2,118	(2)	$17,643
	5,134	(3)	$42,766
	14,691	(4)	$122,376
David E. Bloom	4,238	(2)	$35,303
	5,134	(3)	$42,766
	17,140	(5)	$142,776
Eldron C. Blackwell	514	(3)	$4,282
	2,103	(4)	$17,518

(1)	On September 8, 2016, in connection with the acquisition of Resource America by C-III, all of Mr. Jonathan Cohen’s outstanding stock awards were accelerated and vested.
(2)	These shares of restricted stock were awarded on January 30, 2014, and the award provided for vesting at the rate of 33.33% per year on each anniversary of the grant date. In 2014 and 2015, the vesting schedules for Mr. Elliott’s remaining unvested shares were deferred. His remaining 2,118 restricted shares vested on January 30, 2017.
(3)	These shares of restricted stock were awarded on February 5, 2015, and the award provided for vesting at the rate of 33.33% per year on each anniversary of the grant date. In 2015, the vesting schedules for Mr. Elliott’s remaining unvested shares were deferred and his remaining restricted shares vest as follows: February 5, 2017 - 2,567 shares and February 5, 2018 - 2,567 shares.
(4)	These shares of restricted stock were part of a grant made on January 21, 2016, and the award provided for vesting at the rate of 33.33% per year on each anniversary of the grant date.
(5)	These shares of restricted stock were part of a grant made on February 5, 2016, and the award provided for vesting at the rate of 33.33% per year on each anniversary of the grant date.
(6)	Based on the closing price of our common stock on December 30, 2016 of $8.33.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding option awards exercised and restricted stock awards that vested during 2016 for our NEOs.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Jonathan Z. Cohen	—	—		258,212	$3,248,307
Robert C. Lieber	—	—		—	—
David J. Bryant	—	—		2,418	$24,701.92
(Resource America) stock)	5,000	$8,200	(2)	2,537	$24,812	(3)
Thomas C. Elliott	—	—		32,397	$407,554
	—	—
David E. Bloom	—	—		6,803	$69,543
	—	—
Eldron C. Blackwell	—	—		256	$2,614

(1)	Represents the per share market value of the respective common stock on the vesting dates multiplied by the number of shares vesting.
(2)	Effective September 8, 2016 in connection with the acquisition of Resource America by C-III, Mr. Bryant’s outstanding and unexercised options to purchase shares of Resource America stock fully vested and converted into the right to receive an amount in cash equal to the product of (1) the total number of shares of Resource America stock subject to such option multiplied by (2) the excess, if any, of the merger consideration over the exercise price per share of such option. Mr. Bryant’s options had an $8.14 exercise price and the merger consideration was $9.78.
(3)	Effective September 8, 2016 in connection with the acquisition of Resource America by C-III, Mr. Bryant’s unvested restricted shares of Resource America stock were converted into the right to receive $9.78 in cash per share.

Equity Compensation Plan Information

The following table summarizes certain information about our 2005 Stock Incentive Plan and Amended and Restated Omnibus Equity Compensation Plan as of December 31, 2016.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders:
Options	26,250	$46.60
Restricted stock	387,794	N/A
Total	414,044		1,304,133

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships and Related Party Transactions

Relationship with C-III, Resource America and Certain of their Subsidiaries. On September 8, 2016, Resource America was acquired by C-III, a leading commercial real estate services company engaged in a broad range of activities, including primary and special loan servicing, loan origination, fund management, CDO management, principal investment, investment sales and multifamily property management. As part of the transaction, C-III took over control of our Manager with respect to the management agreement (described below) and became the beneficial owner of 715,396 shares of the Company’s common stock through its indirect ownership of our Manager and Resource Capital Investor, Inc. C-III is indirectly controlled and partially owned by Island Capital, of which Mr. Farkas, Chairman of the Company, is the managing member. Mr. Farkas is also chairman and chief executive officer of C-III and chief executive officer and president of Resource America. In addition, Robert C. Lieber, the Company’s Chief Executive Officer and President, is an executive managing director of both C-III and Island Capital. Jeffrey P. Cohen, who is a member of the Company’s Board, is an executive managing member of C-III, president of Island Capital and a director and executive vice president of Resource America. Our other executive officers are also officers of our Manager and/or of Resource America or C-III.

We have entered into a management agreement under which our Manager receives substantial fees. On May 22, 2016, we entered into a letter agreement with Resource America pursuant to which we irrevocably waived our right to terminate the management agreement as a result of a “Change of Control” (as defined in the management agreement) resulting from the acquisition of Resource America by C-III. Upon consummation of that acquisition, Resource America paid a $1.5 million fee to us for the waiver. For the year ended December 31, 2016, our Manager earned base management fees of approximately $12.4 million (net of rebates), of which $1.3 million was payable as of December 31, 2016. No incentive management fees were earned in 2016. We reimburse our Manager and Resource America for expenses and the costs of employees of Resource America who perform legal, accounting, due diligence and other services that outside professionals or consultants would otherwise perform. The management agreement, as amended, also provides that our Manager must furnish us with a director of investor relations. We bear the expense of the compensation and benefits of our Chief Financial Officer, Chief Accounting Officer and several accounting and tax professionals and 50% of the salary and benefits of the investor relations officer. Until September 8, 2016, we also reimbursed Resource America for the compensation and benefits of our Chairman. During the year ended December 31, 2016, we reimbursed our Manager $5.0 million for all such compensation and costs. At December 31, 2016, we had a payable to Resource America of approximately $200,000 consisting of an oversight fee and incurred expenses.

On November 7, 2013, we entered into an amendment to the management agreement to include the definition of an “Ancillary Operating Subsidiary,” which means one or more subsidiaries, including a TRS and its subsidiaries, that are operating entities principally engaged in the evaluation, underwriting, origination, servicing, holding, trading and financing of loans, securities, investments and credit products other than commercial real estate loans. An Ancillary Operating Subsidiary may, with the approval of a majority of the independent directors, directly incur and pay all of its own operating costs and expenses, including without limitation, compensation of employees of such Ancillary Operating Subsidiary and reimbursement of any compensation costs incurred by our Manager for personnel principally devoted to such Ancillary Operating Subsidiary.

On November 24, 2010, we entered into an Investment Management Agreement with Resource Capital Markets, Inc., or RCM, which is a wholly-owned subsidiary of Resource America. The initial agreement provided that: (a) RCM may invest up to $5.0 million of our funds, with the investable amount being adjusted by portfolio gains (losses) and collections, and offset by expenses, taxes and realized management fees; and (b) RCM can earn a management fee in any year that the net profits earned exceed a preferred return. On June 17, 2011, we entered into a revised Investment Management Agreement with RCM which provided an additional $8.0 million of our funds for RCM to invest. The management fee is 20% of the amount by which the net profits exceed the preferred return. During the year ended December 31, 2016, RCM did not earn an incentive management fee. We also reimburse RCM for expenses paid on our behalf. During the year ended December 31, 2016, we paid RCM $10,000 as expense reimbursements and an additional $216,000 of expense reimbursements was payable to RCM at December 31, 2016.

In May 2016, we made a €12.5 million investment in Harvest CLO XV, a European CLO vehicle with a total par value of €413.0 million managed by an unrelated third-party collateral manager. In connection with this transaction, a subsidiary of Resource America received a $2.3 million structuring and placement fee.

As of December 31, 2016, we retained equity in six securitizations that were structured for us by our Manager, although two of the securitizations were substantially liquidated in 2014 and 2015. Under the Management Agreement, our Manager was not separately compensated by us for executing these transactions and is not separately compensated for managing the securitization entities and their assets. On January 1, 2016, we adopted new consolidation guidance on variable interest entities and, as a result, two of our remaining securitizations were deconsolidated.

Relationship with LEAF Commercial Capital. Leaf Commercial Capital, or LCC, a former subsidiary of Resource America in which we owned a minority interest, originated and managed equipment leases and notes on our behalf. On March 5, 2010, we entered into agreements with Lease Equity Appreciation Fund II, L.P., or LEAF II (an equipment leasing partnership sponsored by LEAF Financial, which is a subsidiary of Resource America, and of which a LEAF Financial subsidiary is the general partner), pursuant to which we provided an $8.0 million credit facility to LEAF II. The credit facility initially had a one year term with interest at 12% per year, payable quarterly, and was secured by all of the assets of LEAF II. We received a 1% origination fee in connection with establishing the facility. The facility originally matured on March 3, 2011 and was extended until September 3, 2011 with a 1% extension fee paid on the outstanding loan balance. On June 3, 2011, we entered into an amendment to extend the maturity to February 15, 2012 and to decrease the interest rate from 12% to 10% per annum resulting in a troubled-debt restructuring under applicable accounting guidance. On February 15, 2012, the credit facility was further amended to extend the maturity to February 15, 2013 with a 1% extension fee accrued and added to the amount outstanding. On January 11, 2013, we entered into another amendment to extend the maturity to February 15, 2014 with an additional 1% extension fee accrued and added to the amount outstanding. On December 17, 2013, we entered into another amendment to extend the maturity to February 15, 2015. During the year ended December 31, 2014, we recorded a provision for loan loss on this loan of $1.3 million before extinguishing the loan and bringing direct financing leases in the amount of $0.9 million on our books in satisfaction of the loan receivable. During the year ended December 31, 2016, no provision was taken against the value of the direct financing leases. At December 31, 2016, we held approximately $527,000 of direct financing leases, net of reserves. We expect to report a provision for lease loss of approximately $125,000 against the value of the direct financing leases for the quarter ended March 31, 2017.

On November 16, 2011, we, together with LEAF Financial and LCC, entered into a securities purchase agreement with Eos Partners, L.P., a private investment firm, and its affiliates. In exchange for our prior minority interest in LCC, we received 31,341 shares of Series A preferred stock, 4,872 shares of newly issued 8% Series B redeemable preferred stock and 2,364 shares of newly issued Series D redeemable preferred stock, collectively representing, on a fully-diluted basis, a 27.5% interest in LCC. On January 18, 2013, we entered into another stock purchase agreement with LCC to purchase 3,682 shares of newly issued Series A-1 preferred stock for $3.7 million. During 2013, we entered into another stock purchase agreement with LCC to purchase 4,445 shares of newly issued Series E preferred stock for $4.4 million. The Series E preferred stock has priority over all other classes of preferred stock. For the year ended December 31, 2016, we recorded income of $943,000 in respect of our equity interests in LCC. Our total investment in LCC was $43.0 million at December 31, 2016.

Relationship with CVC Credit Partners. On April 17, 2012, Apidos Capital Management, or ACM, a former subsidiary of Resource America, was sold to CVC Credit Partners, LLC, a joint venture entity in which Resource America currently owns a 24% interest. CVC Credit Partners manages internally and externally originated syndicated corporate loans on our behalf. On February 24, 2011, one of our subsidiaries purchased 100% of the ownership interests in Churchill Pacific Asset Management LLC, or CPAM, from Churchill Financial Holdings LLC for $22.5 million. CPAM subsequently changed its name to Resource Capital Asset Management, or RCAM. Through RCAM, we were entitled to collect senior, subordinated and incentive fees related to five CLOs, holding approximately $1.9 billion in assets managed by RCAM. RCAM is assisted by CVC Credit Partners in managing these CLOs. CVC Credit Partners is entitled to 10% of all subordinated fees and 50% of all incentive fees received by RCAM. For the year ended December 31, 2016, CVC Credit Partners earned subordinated fees and incentive fees totaling $1.8 million. In October 2012, we purchased 66.6% of the preferred equity in one of the RCAM-managed CLOs. In May 2013, we purchased additional equity in this CLO, increasing our ownership percentage to 68.3% at December 31, 2016.

Relationship with Long Term Care Conversion Funding. We also reimburse Resource America for additional costs incurred related to our life care business, Long Term Care Conversion Funding, established for the purpose of investing in life settlement contracts. The initial agreement, authorized in December 2012, provided for an annual reimbursement of $550,000, with a two-year term. In March 2015, the agreement was amended to extend the term for an additional two years terminating in December 2016. The agreement was amended again in December 2016 to extend the term for one additional year through December 2017 for a reduced reimbursement of $250,000. This reimbursement is paid quarterly.

Relationship with Resource Real Estate. Resource Real Estate, a subsidiary of Resource America, originates, finances and manages our commercial real estate loan portfolio. We reimburse Resource Real Estate for loan origination costs associated with all loans originated. We also reimburse the Resource Real Estate for expenses, including the expenses of employees of Resource America who perform legal, accounting, due diligence and other services that outside professionals or consultants would otherwise perform, and for the compensation and benefits of several Resource America personnel dedicated to our operations. At December 31, 2016, we were indebted to Resource Real Estate for $899,000 for expense reimbursements and Resource Real Estate was indebted to us for $50,000 for a loan deposit.

We have executed the following four real estate debt securitization transactions, which provide financing for our commercial real estate loan portfolio: RCC CRE Notes 2013, a $307.8 million securitization that closed in December 2013; RCC 2014-CRE2, a $353.9 million securitization that closed in July 2014; RCC 2015-CRE3, a $346.2 million securitization that closed in February 2015; and RCC 2015-CRE4, a $312.9 million securitization that closed in August 2015. Resource Real Estate serves as special servicer for each securitization. With respect to each specialty serviced mortgage loan, Resource Real Estate receives an amount equal to the product of (a) the special servicing fee rate, 0.25% per annum, multiplied by (b) the outstanding principal balance of such specialty serviced mortgaged loan. The servicing fee is payable monthly, on an asset-by-asset basis. We utilize the brokerage services of Resource Securities, Inc., a wholly-owned broker-dealer subsidiary of Resource America, on a limited basis to sell some of the securities of our securitizations. We paid Resource Securities placement agent fees in connection with each transaction as follows: $205,000, $175,000, $100,000 and $85,000, respectively. In December 2016, RCC CRE Notes 2013 was liquidated, and as a result the remaining assets were returned to us in exchange for our preference shares and equity notes in the securitization.

In July 2014, we formed RCM Global Manager to invest in RCM Global, an entity formed to hold a portfolio of structured product securities. We contributed $15.0 million for a 63.8% membership interest in RCM Global. In March and June 2015, we requested and received proportional, in-kind distributions of certain securities held by RCM Global. These distributions and the subsequent sales of those securities through our subsidiary, RCC Residential, resulted in the realization of $5.0 million of net gains for the year ended December 31, 2015. For the year ended December 31, 2016, RCC Residential received a cash distribution in the amount of $753,000. At December 31, 2016, our ownership interest in RCM Global was 21.6% and the remainder was owned by subsidiaries of Resource America and certain of its employees and their spouses.

In September 2014, we contributed $17.5 million to Pelium Capital for an initial ownership interest of 80.4%. Pelium Capital is a specialized credit opportunity fund managed by Resource America. We funded our final commitment of $2.5 million in February 2015. Resource America contributed securities valued at $2.8 million to the formation of Pelium Capital. At December 31, 2016, we held an 80.2% interest in Pelium Capital.

On June 24, 2015, we committed to invest up to $50.0 million in Pearlmark Mezzanine Realty Partners IV, L.P., or Pearlmark Mezz. The investment advisor for Pearlmark Mezz is Pearlmark Real Estate L.L.C., or Pearlmark Manager, which is 50% owned by Resource America. We pay Pearlmark Manager management fees of 1.0% on our unfunded committed capital and 1.5% on our invested capital. We were entitled to a management fee rebate of 25% for the first year of the fund, which ended on June 24, 2016. At December 31, 2016, we were indebted for $403,000 for management fees, net of the rebate. Resource America has agreed that it will credit any such fees paid by us to Pearlmark Manager against the base management fee that we pay to Resource America. At December 31, 2016, we had an investment balance of $17.0 million and a 47.7% ownership interest in Pearlmark Mezz.

Relationship with Law Firm. Ledgewood, P.C. (“Ledgewood”) is a law firm that has provided legal services to us since our formation. Until 1996, Edward E. Cohen, a former director who was our Chairman from our inception until November 2009, was of counsel to Ledgewood. In addition, one of our former executive officers, Jeffrey F. Brotman, was employed by Ledgewood until 2007. Mr. E. Cohen received certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest in the firm. In connection with his separation arrangement, Mr. Brotman also received certain debt service payments from Ledgewood related to the termination of his affiliation with the firm. During the year ended December 31, 2016, we paid Ledgewood $319,000 in connection with legal services rendered to us. On September 8, 2016, in connection with the acquisition of Resource America by C-III, Mr. E. Cohen and Mr. Brotman stepped down from their positions in the Company and, as a result, Ledgewood is no longer considered a related party.

Policies and Procedures Regarding Related Party Transactions

We have established written policies regarding investing in investment opportunities in which our Manager or Resource America has an interest and regarding investing in any investment fund or CLO or CDO vehicles structured, co-structured or managed by our Manager or Resource America.

•	We will not be permitted to invest in any investment fund, CLO or CDO structured, co-structured or managed by our Manager or Resource America other than those structured, co-structured or managed on our behalf unless approved by a majority of our independent directors. Our Manager and Resource America will not receive duplicate management fees from any such investment vehicle to the extent we invest in it.

•	We will not be permitted to purchase investments from, or sell investments to, our Manager or Resource America, except that we may purchase an investment originated by our Manager or Resource America if it was originated either (i) within 60 days before our investment or (ii) with the specific intent to sell it to us.

•	Any transaction between an entity managed by our Manager or Resource America and us must be approved by a majority of our independent directors.

Except as described above or provided for in our management agreement with our Manager, we have not adopted a policy that expressly prohibits transactions between us and any of our directors, officers, employees, security-holders or affiliates. However, our code of business conduct and ethics prohibits any transaction that involves an actual or potential conflict except for transactions permitted under guidelines that may be adopted by our Board. No such guidelines have been adopted as of the date of this proxy statement. In addition, our Board may approve a waiver of the code of ethics and business conduct for a specific transaction, which must be reported to our stockholders to the extent required by applicable law or NYSE rules.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our Board to provide our stockholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, although we do not pay cash compensation to any of our NEOs, we do reimburse Resource America for the compensation and benefits paid by our Manager to our Chief Financial Officer and Chief Accounting Officer. Further, we make awards under our equity compensation plans to align the interests of our NEOs with those of our stockholders, by connecting their compensation to the performance of our stock and by allowing them to share in the creation of value for our stockholders through stock price appreciation and dividends.

This vote is non-binding. However, we highly value the opinions of our stockholders. Accordingly, the Board and the Compensation Committee will take the results of this advisory vote into consideration with respect to future executive compensation arrangements for our NEOs.

For the reasons set forth above, the Board recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement, is hereby approved.”

THE BOARD OF DIRECTORS HEREBY RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION SET FORTH IN THIS PROPOSAL 2, APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY

OF VOTES ON THE SAY ON PAY VOTE

As discussed in Proposal 2, the Board values the input of stockholders regarding our executive compensation practices. Section 14A of the Exchange Act requires the Board to invite stockholders to express their views on how frequently advisory votes on executive compensation, such as Proposal 2, should occur. Stockholders can advise the Board on whether such votes should occur annually, biennially or triennially.

This is an advisory vote, and as such it is not binding on the Board. However, the Board will take the results of the vote into account when deciding when to call for the next advisory vote on NEO compensation. A frequency vote regarding Say on Pay similar to this will occur at least once every six years.

One of the core values and goals of our Board is good corporate governance. In order to achieve this goal, the Board tries to align its interests and the interests of management with those of the stockholders. The Board believes that giving the stockholders an opportunity to voice not only their approval or disapproval of our compensation programs, but their opinion on how frequently these votes are held, will further our goal of good corporate governance and keep us accountable to our stockholders.

The Board believes that a triennial vote will provide stockholders with sufficient time to evaluate the effectiveness of our incentive programs, compensation decisions and performance, and it will provide the Board and Compensation Committee with sufficient time to thoughtfully evaluate and respond to stockholder input. This furthers our goals of good corporate governance, alignment of interests between management and stockholders and accountability to our stockholders.

Please vote your preference as to the frequency of holding stockholder advisory votes on executive compensation, as annual, biennial or triennial, or you may vote “abstain” on this proposal. The outcome of this vote will be determined under a plurality standard, meaning that the option that receives the most votes wins. Should you choose not to vote, and your votes are not designated as broker non-votes, then they will be counted as an abstention. Such abstentions will be counted towards achieving a quorum but not as votes for any particular proposal.

THE BOARD OF DIRECTORS HEREBY RECOMMENDS THAT YOU VOTE FOR A TRIENNIAL ADVISORY EXECUTIVE COMPENSATION VOTE ON PROPOSAL 3.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of Grant Thornton, LLP, or Grant Thornton, as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2017. Although approval is not required by our Bylaws or otherwise, the Board is submitting the appointment of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. If the selection of Grant Thornton is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if Grant Thornton is approved, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

We expect that representatives of Grant Thornton will be present at the annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Audit Fees. The aggregate fees billed by our independent auditors, Grant Thornton LLP, for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2016 and 2015 (including a review of internal controls for the years ended December 31, 2016 and 2015 as required under Section 404 of the Sarbanes-Oxley Act of 2002) and for the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q during each of the years then ended were $1.2 million and $976,000, respectively.

Audit-Related Fees. The aggregate fees billed by Grant Thornton for audit-related services, principally including consulting on accounting issues, for the years ended December 31, 2016 and 2015 were $38,000 and $159,000, respectively.

Tax Fees. There were $134,000 and $112,000 in fees paid to Grant Thornton for professional services related to tax compliance, tax advice or tax planning for the years ended December 31, 2016 and 2015, respectively.

All Other Fees. We did not incur any fees in 2016 and 2015 for other services not included above.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton as well as the fees charged by Grant Thornton for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All of such services were pre-approved during the year ended December 31, 2016.

THE BOARD OF DIRECTORS HEREBY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP TO AUDIT OUR FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

STOCKHOLDER PROPOSAL OR DIRECTOR NOMINATIONS

FOR THE 2018 ANNUAL MEETING

Deadline for Inclusion of Stockholder Proposal or Nomination in 2018 Proxy Statement

A stockholder who desires to include a proposal or director nomination in our 2018 proxy statement must submit such proposal or nomination to our Secretary no later than December 22, 2017. Such items must comply with the eligibility standards promulgated by the SEC and all of the requirements of Rule 14a-8 of the Exchange Act.

Advance Notice Requirement for Stockholder Proposal or Nomination

Under our Bylaws, any stockholder who wishes to nominate a candidate for election as director or present a proposal at our 2018 annual meeting of stockholders, but not for inclusion in our proxy statement, must deliver written notice to our Secretary no earlier than November 22, 2017 and no later than December 22, 2017. The notice must contain all of the information required by our Bylaws. See below for a summary of the notice requirements. A copy of our Bylaws may be obtained upon request from the Secretary.

Pursuant to our Bylaws, our stockholders may nominate candidates for election to our Board and propose other business to be considered by providing timely notice as follows:

•

The notice must be delivered to our Secretary not earlier than the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days, a notice to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

•	The notice must set forth: (i) as to each individual whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residence address of such individual, (B) the class, series and number of any shares of stock of the Company that are beneficially owned by such individual, (C) the date such shares were acquired and the investment intent of such acquisition and (D) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (which means (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person), individually or in the aggregate, including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom; (iii) as to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all shares of stock of the Company that are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person; (iv) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (ii) or (iii), the name and address of such stockholder, as they appear on the Company’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; and (v) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director or the proposal of other business on the date of such stockholder’s notice.

•	Upon written request by the Secretary or the Board or any committee thereof, any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall provide, within five business days (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board or any committee thereof or any authorized officer, to demonstrate the accuracy of any information submitted by the stockholder.

•	Notwithstanding the foregoing, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to stockholder proposals and director nominations.

ANNUAL REPORT ON FORM 10-K

Our annual report on Form 10-K, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2016, are available free of charge on the Investor Relations page on our website at www.resourcecapitalcorp.com. We will provide by mail, without charge, a copy of our annual report at your request. We will also furnish any exhibit to the annual report upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to us at our New York address stated herein, and to the attention of our Secretary.

         RESOURCE CAPITAL CORP.

         ONE CRESCENT DRIVE

         SUITE 203

         NAVY YARD CORPORATE CENTER

         PHILADELPHIA, PA 19112

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E27665-P91479	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

RESOURCE CAPITAL CORP.

The Board of Directors recommends you vote FOR the following nominees:

1.	Election of Directors Nominees:		For	Against	Abstain

	1a.	Walter T. Beach	☐	☐	☐

	1b.	Jeffrey P. Cohen	☐	☐	☐

	1c.	Andrew L. Farkas	☐	☐	☐

	1d.	William B. Hart	☐	☐	☐

	1e.	Gary Ickowicz	☐	☐	☐

	1f.	Steven J. Kessler	☐	☐	☐

	1g.	Murray S. Levin	☐	☐	☐

	1h.	P. Sherrill Neff	☐	☐	☐

	1i.	Henry R. Silverman	☐	☐	☐

	1j.	Stephanie H. Wiggins	☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	APPROVE THE NON-BINDING RESOLUTION ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.	☐	☐	☐

The Board of Directors recommends you vote 3 years on the following proposal:	1 Year	2 Years	3 Years	Abstain

3.	A NON-BINDING VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4.	RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E27666-P91479

RESOURCE CAPITAL CORP. Annual Meeting of Stockholders June 1, 2017 11:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert C. Lieber and Michele R. Weisbaum, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of RESOURCE CAPITAL CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM EDT on June 1, 2017, or any adjournment or postponement thereof.

If you sign your proxy card or voting instruction card with no further instructions, the shares will be voted in accordance with the recommendations of the Board, FOR: the election of all directors in Proposal 1, the approval of the Say on Pay vote in Proposal 2, a triennial Frequency Say on Pay vote in Proposal 3, and the ratification of the independent registered public accounting firm in Proposal 4.

Continued and to be signed on reverse side

V.1.1